Exhibit 10.11(b)
MEDIACOM COMMUNICATIONS CORPORATION
STOCK OPTION AGREEMENT
AGREEMENT, dated as of                      (the “Award Date”), between Mediacom Communications Corporation, a Delaware corporation (the “Company”), and                      (the “Optionee”).
W I T N E S S E T H:
WHEREAS, the Board of Directors of the Company (the “Board”) recognizes the need to retain the services of qualified, reliable employees and believes that it is in the best interest of the Company to provide additional forms of compensation to such employees to secure their continued services to the Company; and
WHEREAS, the Board has adopted the Mediacom Communications Corporation 2003 Incentive Plan (the “Plan”), which authorizes the grant of options to purchase shares of common stock, $.01 par value, of the Company to officers and employees of the Company or a Subsidiary Corporation (as defined in Section 6.4(h) of the Plan) (the Company and the Subsidiary Companies are collectively referred to herein as the “Mediacom Companies” and individually as a “Mediacom Company”) on such terms and conditions as specified in the award agreement; and
WHEREAS, the Compensation Committee of the Board (the “Committee”) has determined that it would be in the best interests of the Company to grant the options provided for herein;
NOW, THEREFORE, the parties hereto hereby agree as follows:
1.	Grant of Option. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Optionee, as of the date hereof, an option (the “Option”) to purchase from the Company all or any part of an aggregate number of shares of the Class A Common Stock, $0.01 par value per share, of the Company (the “Optioned Shares”).

2.	Vesting of Right to Exercise Option. Subject to such restrictions and limitations as are provided in the Plan and as are set forth in this Agreement, the Option shall become vested and exercisable on the dates and at the per share prices (“Option Price”) set forth below, and the Optionee shall have the right hereunder to purchase from the Company the indicated number of Optioned Shares upon exercise of the Option, on and after such dates, in cumulative fashion:

	Cumulative Number	Cumulative Number
	of Incentive	of Non-Qualified	Option
Exercise Date	Optioned Shares	Optioned Shares	Price

1st Anniversary of Award Date		0

2nd Anniversary of Award Date		0

3rd Anniversary of Award Date		0

4th Anniversary of Award Date		0

Subject to Sections 6.4(e) and 6.4(h) of the Plan, those (and only those) Optioned Shares indicated above as “Incentive Optioned Shares” are intended by the parties hereto to be, and shall be treated as, “incentive stock options” (as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)).

To the extent that this Option is vested and exercisable in accordance with the terms of the Plan and this Agreement as of any particular date, the Optioned Shares that may be purchased as of such date are referred to as “Vested Shares” and to the extent that the Option is not vested and exercisable on such date, the Optioned Shares that may not be purchased as of such date, are referred to as “Unvested Shares.”

3.	Term and Termination of Option.
(a)	Expiration. Subject to the earlier termination in accordance with this Section 3, the Option to the extent not previously exercised, shall terminate and become null and void on the tenth anniversary of the Award Date (the “Expiration Date”).

(b)	Termination of Employment. Subject to the provisions of Section 4 or 8 below, if the Optionee ceases to be an employee of any Mediacom Company (a “Termination of Employment”), the Option shall terminate and become null and void as provided below:
(i)	Voluntary Termination of Employment by Optionee. Upon the Optionee’s voluntary Termination of Employment for any reason other than Disability or for “Good Reason” (as defined in subsection (c)(iii) below):
(A)	The Option shall terminate and become null and void as to all Unvested Optioned Shares immediately upon the Optionee’s Termination of Employment and such Option may not be exercised for such Unvested Shares at any time thereafter; and

(B)	To the extent that the Option is vested and exercisable as of the Optionee’s Termination of Employment, it shall continue to be exercisable with respect to the Vested Shares until the earlier of (x) the ninety-first (91st) day after the Optionee’s Termination of Employment or (y) the Expiration Date, at which time the Option shall terminate and become null and void as to all Vested Shares, if any, not previously purchased in accordance with this Agreement and the Plan.
(ii)	Termination Upon Death or Disability. If the Optionee has a Termination of Employment due to the Optionee’s death or Disability, the Option shall become fully vested and exercisable with respect to all Optioned Shares immediately upon such Termination of Employment due to death or Disability and the Option shall continue to be exercisable until the earlier of (x) the first anniversary of Optionee’s Termination of Employment or (y) the Expiration Date, at which time the Option shall terminate and become null and void as to all Vested Shares, if any, not previously purchased in accordance with this Agreement and the Plan.

For so long as the Option remains exercisable under this paragraph (ii), the Option may be exercised, (x) in the case of Disability, by the Optionee or Optionee’s legal representative(s) or, (y) in the case of the Optionee’s death, by the executor of the Optionee’s estate, the beneficiary(ies) designated by the Optionee, in writing delivered to the Secretary of the Company, or if the Optionee has not designated any beneficiary(ies) by the person(s) who acquire the right to exercise the Option by operation of the Optionee’s will or by applicable laws of descent and distribution.

(iii)	Termination for Cause. If the Optionee’s employment is terminated by any Mediacom Company for Cause (as defined in subsection (c)(i) below), the Option shall immediately terminate and become null and void as to all Unvested Shares and all Vested Shares not previously purchased in accordance with this Agreement and the Plan and such Option may not be exercised for any Optioned Shares at any time thereafter.

(iv)	Termination of Employment by the Company Without Cause. Except as provided in paragraph (vi) below (pertaining to Termination of Employment following a Change of Control), in the event of Optionee’s Termination of Employment by the Mediacom Companies for reasons other than Cause, a portion of the unvested Option shall immediately vest and become exercisable upon such Termination of Employment. The number of additional Optioned Shares that are subject to the portion of the Option that vests and becomes exercisable pursuant to the preceding sentence shall equal the product of (i) the aggregate number of Unvested Shares immediately prior to such Termination of Employment that would have become Vested Shares on the next anniversary of the Award Date had the Optionee remained in continuous employment with the Mediacom Companies through such date multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed from the immediately preceding anniversary of the Award Date to the date of Grantee’s Termination of Employment for Cause. Any fractional shares of Vested Shares will be rounded up to the nearest whole share.
(A)	To the extent that the Option is vested and exercisable as of the Optionee’s Termination of Employment (including pursuant to this paragraph), it shall continue to be exercisable for such Vested Shares until the earlier of (x) the first anniversary of Optionee’s Termination of Employment or (y) the Expiration Date, at which time the Option shall terminate and become null and void with respect to all Vested Shares, if any, not previously purchased in accordance with this Agreement and the Plan.

(B)	The Option shall terminate and become null and void as to all Unvested Shares (excluding any Optioned Shares that vest pursuant to this paragraph) immediately upon the Optionee’s Termination of Employment and such Option may not be exercised for such Unvested Shares at any time thereafter.
(v)	Termination of Employment by the Grantee for Good Reason. Except as provided in paragraph (vi) below (pertaining to Termination of Employment following a Change of Control), in the event Optionee has a voluntary Termination of Employment for Good Reason (as defined in subsection (c)(iii) below), a portion of the unvested Option shall immediately vest and become exercisable upon such Termination of Employment. The number of additional Optioned Shares that are subject to the portion of the Option that vests and becomes exercisable pursuant to the preceding sentence shall equal the product of (i) the aggregate number of Unvested Shares immediately prior to such Termination of Employment that would have become Vested Shares on the next anniversary of the Award Date had the Optionee remained in continuous employment with the Mediacom Companies through such date multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed from the immediately preceding anniversary of the Award Date to the date of Grantee’s Termination of Employment for Cause. Any fractional shares of Vested Shares will be rounded up to the nearest whole share.

(A)	To the extent that the Option is vested and exercisable as of the Optionee’s Termination of Employment (including pursuant to this paragraph), it shall continue to be exercisable for such Vested Shares until the earlier of (x) the first anniversary of Optionee’s Termination of Employment or (y) the Expiration Date, at which time the Option shall terminate and become null and void with respect to all Vested Shares, if any, not previously purchased in accordance with this Agreement and the Plan.

(B)	The Option shall terminate and become null and void as to all Unvested Shares (excluding any Optioned Shares that vest pursuant to this paragraph) immediately upon the Optionee’s Termination of Employment and such Option may not be exercised for such Unvested Shares at any time thereafter.
(vi)	Termination of Employment Following a Change of Control. Notwithstanding any contrary provision of this Agreement or the Plan, but subject to Section 4 below, the Option shall become fully vested and exercisable, and all Optioned Shares shall become fully vested and available for purchase in accordance with the provisions of this Agreement, as of the date of Optionee’s Termination of Employment if (x) during the one year period following a Change of Control (as defined in subsection (c)(ii) below) the Optionee has a voluntary Termination of Employment for Good Reason or a Termination of Employment by the Mediacom Companies for reasons other than Cause and (y) such Termination of Employment occurs at a time when Rocco B. Commisso is not the Chief Executive Officer of the Company (or its successor).
(c)	Definitions. For purposes of this Agreement, the following terms shall have the following meaning:
(i)	Cause. “Cause” shall exist when the Committee (or, in the case of an Optionee who is not an executive officer, when the Chief Executive Officer of the Company) determines in good faith that the Optionee has:
(A)	committed a criminal act punishable as a felony or a misdemeanor involving fraud, dishonesty or moral turpitude; or

(B)	willfully violated any material law or regulation applicable to the Company or any of its Affiliates (as defined in the Plan) or any predecessor in interest to any cable system or business of the Company or any of its Affiliates (a “predecessor”), including, without limitation, any law or regulation relating to the trading in securities of the Company or any Affiliate or predecessor); or

(C)	used for his or her own benefit or disclosed to any person information concerning any Mediacom Company that is confidential and proprietary to such Mediacom Company (including, but not limited to, information concerning financial matters, customers and vendors, employees and other personnel, relationships with industry executives and advisors, business methods and systems, and business operational plans, policies and directions) unless (x) disclosure of such information is compelled by applicable law or governmental agency, provided that to the extent not prohibited from so doing under applicable law, the Optionee must give the Mediacom Companies prior written notice of the information to be so disclosed or (y) the Optionee had a reasonable and good faith belief that such disclosure was required by the performance of his duties to the Mediacom Companies; or

(D)	rendered services as an officer, director, employee, consultant or agent to any corporation, company or other form of enterprise that directly or through affiliated entities, (x) competes with any Mediacom Company in any franchise area in which the Optionee performed significant services while employed by a Mediacom Company or which was within the management or supervisory jurisdiction of the Optionee while so employed, or (y) otherwise competes with the Company in any material respect; or

(E)	solicited, encouraged or otherwise assisted any person then employed by any Mediacom Company to leave such employ for employment with an employer that is not a Mediacom Company or an Affiliate of the Company; or

(F)	made any statement that is negative or derogatory in any way to any Mediacom Company, its business or any of its directors or executive officers and that the Committee determines to be materially injurious to any Mediacom Company; or

(G)	materially breached any agreement or understanding between the Optionee and any Mediacom Company or any predecessor in interest to any cable system or business of any Mediacom Company regarding the terms of Optionee’s service as an employee, officer, director or consultant to any Mediacom Company, including, without limitation, this Agreement, Optionee’s employment agreement (if any), and any applicable invention assignment, confidentiality or non-competition agreement or similar agreement; or

(H)	failed to perform the material duties required of the Optionee as an employee, officer, director or consultant of any Mediacom Company (other than as a result of a disability) diligently and in a manner consistent with prudent business practices and continued such failure after having been given notice of such failure by such Mediacom Company; or

(I)	intentionally or willfully disregarded in any material respect any of the policies of any Mediacom Company and continued such failure after having been given notice of such failure by such Mediacom Company;
provided, however, that (x) a Termination of Employment shall not be deemed to be for “Cause” unless at a meeting of the Board called and held (following any applicable grace period) in the city in which the Company’s principal executive offices are located, of which the Optionee was given not less than 10 business days’ prior written notice and at which the Optionee was afforded the opportunity to appear and be heard (and be represented by counsel if he or she so chooses), the Board, by the vote of a majority of its independent directors adopts a written resolution that sets forth the Board’s determination that Cause (as defined herein) exists and the basis for such determination and (y) if the Optionee’s Termination of Employment occurs during the one year period following a Change of Control and at a time when Rocco B. Commisso is not the Chief Executive Officer of the Company, then “Cause” shall not include any act or omission described in clauses (E) through (I) of the foregoing definition.

(ii)	Change of Control. A “Change of Control” occurs if and when:
(A)	the Company sells all or substantially all of its assets (whether in a single or series or related transactions), or

(B)	any person or group, other than Rocco B. Commisso, becomes the direct or indirect beneficial owner of securities of the Company (or its successor) representing more than 50% of the combined voting power of the then outstanding securities of the

Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors, regardless of whether such beneficial ownership is acquired as the result of a purchase or other voluntary or involuntary acquisition of securities from the Company or any of its shareholders or a merger or consolidation or any other form of transaction or event or as the result of a single transaction or event or multiple related or unrelated transactions or events. For purposes of the foregoing definition, the terms “person,” “group” and “beneficial owner” (and correlative terms such as “beneficial ownership”) shall have the meanings given to them by the Securities and Exchange Commission (the “SEC”) for purposes of Section 13(d) of the Securities Exchange Act of 1934, as in effect on the Award Date (the “Exchange Act”), and the number or percentage of any securities beneficially owned by any person or group as of any time shall be determined in accordance with the SEC’s rules under the Exchange Act as in effect on the Award Date.

(iii)	Good Reason. The Optionee shall have “Good Reason” to terminate employment with the Mediacom Companies if any of the following events shall occur within one year after a Change of Control and at a time when Rocco B. Commisso is not the Chief Executive Officer of the Company and if the Optionee voluntarily terminates his or her employment with the Company (or its successor) and all other Mediacom Companies within 180 days after such occurrence:
(A)	any reduction in Optionee’s salary (other than a reduction to which the Optionee specifically consents in writing); or

(B)	any failure by the Company (or its successor) or any Mediacom Company to continue in effect any bonus, incentive, insurance or other benefit plan, program or practice in which the Optionee was participating or participated during the past year or the taking of any action by the Company (or its successor) or any Mediacom Company that does or could adversely affect the Optionee’s participation in, or materially reduces the Optionee’s benefits under, any such plan, program or practice, unless the Company (its successor) or any other Mediacom Company provides the Optionee with an alternative bonus, incentive, insurance or other benefit of substantially equivalent value; or

(C)	a significant reduction in the Optionee’s responsibilities or authority as an employee of any Mediacom Company, or the assignment to the Optionee of any material new duties inconsistent with his or her position, duties, responsibilities and status with the Company (or its successor) or any Mediacom Company, or any removal or failure to reelect the Optionee to any such position, except that the Optionee’s being subject to direction of the Board or any of the Company’s executive officers to whom he or she reports as of the Award Date shall not be “Good Reason” under this clause; or

(D)	the relocation of the office location assigned to the Optionee by the Company to a location more than 25 miles from the Optionee’s principal office without Optionee’s consent in writing, unless the Optionee’s new office location is within 40 miles of Optionee’s principal residence.
4.	Forfeiture of Option and Vested Rights. Notwithstanding any provisions of this Agreement or the Plan, the Option and all Optioned Shares then in possession or control of the Optionee, his or her heirs or legal or personal representatives or any member of his or her immediate family, shall automatically be forfeited and cancelled, regardless of the extent to which such Option may otherwise have been vested or exercisable, upon the determination at any time by the Committee

(or in the case of an Optionee who is not an executive officer, by the Chief Executive Officer of the Company), that
(a)	the Optionee has engaged in any of the activities described in Section 3(c)(i) while employed by any Mediacom Company,

(b)	the Optionee has engaged in any of the activities described in Section 3(c)(i)(B), (C), (E), (F) or (G) at any time within one year following Optionee’s Termination of Employment for any reason, or

(c)	the Optionee had engaged in any of the activities described in Section 3(c)(i)(D) at any time within one year following a voluntary Termination of Employment by the Optionee;
provided, however, that (x) at a meeting of the Board called and held (following any applicable grace period) in the city in which the Company’s principal executive offices are located, of which the Optionee was given not less than 10 business days’ prior written notice and at which the Optionee was afforded the opportunity to appear and be heard (and be represented by counsel if he or she so chooses), the Board, by the vote of a majority of its independent directors adopts a written resolution which sets forth the Board’s determination that the Optionee has engaged in such activity and that the Company has suffered significant adverse consequences as a result and which describes in reasonable detail the basis for such determination and (y) during the first year after a Change of Control, the activities described in Section 3(c)(i)(E) through (I) shall not constitute a basis for termination of the Option pursuant to this Section.

5.	Manner of Exercise.
(a)	The Option may be exercised in full at one time or in part from time to time for the number of Optioned Shares then exercisable by giving written notice (“Notice of Exercise”), signed by the person exercising the Option, to the Company, stating the number of Incentive Optioned Shares and the number or Non-Qualified Optioned Shares with respect to which the Option is being exercised and the date of exercise thereof, which date shall be at least five days after the giving of such notice.

(b)	Full payment by the Optionee of the Option Price for the Optioned Shares purchased shall be made on or before the exercise date specified in the Notice of Exercise by (i) delivery of cash or a check payable to the order of the Company in an amount equal to such Option Price, or (ii) subject to such procedures and rules as may be adopted from time to time by the Committee, in accordance with Section 6.5(b) of the Plan (which, generally, provides for payment of the exercise price in Common Stock) or 6.5(d) of the Plan (which provides for cashless exercise through a broker-dealer transaction), or (iii) by any combination of the preceding clauses (i) and (ii), or (iv) by any other alternative exercise method the Company may provide.

(c)	The Mediacom Company that employs the Optionee shall be entitled to require, as a condition of issuing shares upon exercise of the Option, that the Optionee or other person exercising the Option pay any sums required to be withheld by federal, state or local tax law with respect to the exercise of this Option, which payment may be provided (i) in cash pursuant to Section 14.1(a)(i) of the Plan, (ii) by transferring Mature Shares (as defined in the Plan) in accordance with Section 14.1(a)(ii) of the Plan, (iii) by the withholding of shares on Option exercise in accordance with Section 14.1(a)(iii) of the Plan, (iv) by the withholding of compensation otherwise due to the Optionee, or (v) any combination of the preceding clauses (i) through (iv). Alternatively, such Mediacom Company, in its discretion, may make such provisions for the withholding of any taxes as it deems appropriate.

(d)	Without limiting the generality of Section 14 of this Agreement, the Option is subject to Sections 15.4 and 15.5 of the Plan. It is also subject to the requirement that, if at any time the Committee determines, in its discretion, that the consent or approval of any governmental regulatory body or other person is necessary or desirable as a condition of, or in connection with, the issuance of Optioned Shares, no Optioned Shares shall be issued, in whole or in part, unless such consent or approval has been effected or obtained free of any conditions or with such conditions as are acceptable to the Committee. The Company may, at its election, require Optionee to give such representations and take such other actions as, in the reasonable judgment of Company’s legal counsel, are necessary or advisable in order to effect or obtain such consent or approval.

(e)	Subject to subsection 5(d) above, upon exercise of the Option in the manner prescribed by this Section, delivery of a certificate for the Optioned Shares then being purchased shall be made at the principal office of the Company to the person exercising the Option within a reasonable time after the date of exercise specified in the Notice of Exercise.

(f)	The Option may not be exercised with respect to less than 20 Optioned Shares (or the Optioned Shares then subject to purchase under the Option, if less than 20 shares) or for any fractional shares.
6.	Disqualifying Disposition of Incentive Optioned Shares. The Optionee shall notify the Committee in writing of any disposition of the Incentive Optioned Shares under the circumstances described in Section 421(b) of the Code (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”) within ten (10) days of such a Disqualifying Disposition.

7.	Adjustments. The number of Optioned Shares, the Option Price, period and conditions of exercisability and other terms and conditions of the Option shall be subject to adjustment as provided in the Plan, including, without limitation, Sections 4.2 and 5.7 thereof. In addition, and without limitation, in the event of any merger, consolidation, split-off, spin-off, stock exchange, sale of assets, acquisition of property or stock, separation, reorganization, liquidation or other extraordinary corporate transaction, the Committee shall be authorized, in its discretion, to make provision, prior to the transaction, for the termination of Options that remain unexercised at the time of such transaction or other specified time, or the cancellation thereof in exchange for such payment as shall be deemed by the Committee to be equitable and appropriate.

8.	Non-Transferability of Option. Except as provided in the Plan, the Option shall not be assignable or transferable by the Optionee other than by will or the laws of descent, and shall be exercisable during the lifetime of the Optionee only by the Optionee. The Option shall terminate and become null and void immediately upon the bankruptcy of the Optionee, or upon any attempted assignment or transfer except as herein provided, including, without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, or similar process, whether legal or equitable, upon the Option.

9.	No Special Employment Rights. Neither the granting of the Option nor its exercise shall be construed to confer upon the Optionee any right with respect to the continuation of his or her employment by any Mediacom Company or interfere in any way with the right of any Mediacom Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Optionee from the rate in existence as of the date hereof. Employment with the Mediacom Companies is “at will” unless otherwise expressly provided in a separate employment agreement.

10.	No Rights of Stockholder. The Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to the Option except to the extent that the Option shall have been exercised with respect to any Optioned Shares and, in addition, a stock certificate shall have been issued theretofore and delivered to the Optionee.

11.	Amendment. Subject to Section 13.2 of the Plan, the Board or the Committee may amend the Plan in accordance with the provisions of the Plan without the Optionee’s consent. Subject to the terms of the Plan, the Committee may amend this Agreement without the consent of the Optionee unless such amendment would adversely affect in any material way the rights of the Optionee hereunder. For the sake of certainty, an adjustment provided for in Section 7 of this Agreement or Section 4.2 or 5.7 of the Plan is not an amendment requiring Optionee’s consent. Any amendment of this Agreement must be in writing and signed on behalf of the Company by an authorized executive officer. No failure or delay in exercising any power, right, or remedy will operate as a waiver. A waiver, to be effective, must be written and signed by the waiving party.

12.	Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to the Optionee, to the address as appearing on the records of the Company. Such communication or notice shall be deemed given if and when (a) properly addressed and posted by registered or certified mail, postage prepaid, or (b) delivered by hand.

13.	Incorporation of Plan by Reference. The Option is granted pursuant to the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with the Plan. Capitalized terms used, but not defined in this Agreement have the meanings set forth in the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretations and determinations shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

14.	Enforcement. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is determined by any court of competent jurisdiction to be invalid or unenforceable, such provision shall nevertheless remain in full force and effect in all other circumstances and jurisdictions and such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions of this Agreement or the application of such provisions to any other persons or circumstances other than those persons and circumstances within such jurisdiction to which it is held invalid or unenforceable. If such invalidity or unenforceability is due to the court’s determination that the scope of any provision is excessively broad or restrictive under applicable law, such court shall construe such provision by modifying its scope so as to be enforceable to the fullest extent compatible with the applicable law of such jurisdiction then in effect.

15.	Controversies. The Company and the Optionee each consents and agrees that any legal action or proceeding relating to any matters arising out of or in any manner relating to this Agreement may only be brought in a court of the State of New York sitting in the County of New York or in the United States District Court for the Southern District of New York. The Company and the Optionee each also expressly and irrevocably consents and submits to the personal jurisdiction of each of such courts in any such actions or proceedings and waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens or any similar basis. Notwithstanding the foregoing, at the election of the Company, any such legal action or proceeding may be fully and finally resolved either by the above-described court or by binding arbitration conducted by the American Arbitration Association in New York, New York in accordance with either its rules for the resolutions of employment disputes or its rules for the resolution of commercial disputes (as also elected by the Company). The Company and the

Optionee hereby agree to waive any and all rights that each party has (or may have) to bring such legal actions or proceedings to trial by jury.

16.	Expiration and Termination. This Agreement is subject to the Optionee’s acceptance hereof by signing on the line below and returning an executed counterpart of this Agreement to the Company at its main office in Middletown, New York, by . In the event the Optionee fails to return an executed counterpart of this Agreement to the Company as aforesaid by such date, this Agreement, the Option and all of the other rights granted to the Optionee hereunder shall immediately and automatically TERMINATE AND EXPIRE without any further action or notice by the Company.

17.	Governing Law. The validity, construction and interpretation of this Agreement shall be governed by and determined in accordance with the laws of the State of Delaware.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Award Date.

OPTIONEE:	MEDIACOM COMMUNICATIONS CORPORATION:

By:	By:

Name:	Name:	Rocco B. Commisso
	Title:	Chairman and Chief Executive Officer